Exhibit 23.3

July 21, 2025

To:	ECARX Holdings Inc. (the “Company”) 12/F, Tower 2, Park Place, 88 Baise Road Xuhui District, Shanghai 200231 People’s Republic of China

Dear Sirs/Madams,

We have acted as PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region) to the Company in connection with the proposed offering as set forth in the Company’s registration statement on Form F-3, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

We hereby consent to the reference of our name under the headings “Item 3. Key Information—Permission Required from the PRC Authorities for Our Operations,” “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China,” “Legal Matters” and further consent to the incorporation by reference of the summary of our opinions into the Company’s registration statement on Form S-8 (File No. 333-269756) filed on February 14, 2023. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices

Han Kun Law Offices